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                                                                    EXHIBIT 11.1

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES
          STATEMENT RE: COMPUTATION OF PRO FORMA EARNINGS PER SHARE(1)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS        SIX MONTHS ENDED
                                                           ENDED JUNE 30,           JUNE 30,
                                                          -----------------     -----------------
                                                           1996      1995        1996      1995
                                                          -------   -------     -------   -------
Pro forma net earnings..................................  $ 1,555   $   801     $ 1,839   $   700
Interest accrued on convertible debt, net of income
  taxes(2)..............................................       --        20          97        15
                                                          -------   -------     -------   -------
          Adjusted pro forma net earnings...............  $ 1,555   $   821     $ 1,936   $   715
                                                          =======   =======     =======   =======
Weighted average number of shares outstanding(3)........   17,621    12,000      14,903    12,000
Weighted average number of common equivalent shares
  (computed using the treasury stock method)............      647       348         511       348
Common shares from convertible debt(2)..................       --     2,157       1,079     2,157
Common equivalent shares from the distribution payable
  $(4,875,576) divided by the initial public offering
  price of $11.00 per share (and weighted since the
  initial public offering)..............................       --       443         210       443
                                                          -------   -------     -------   -------
          Weighted average number of common and common
            equivalent shares...........................   18,268    14,948      16,703    14,948
                                                          =======   =======     =======   =======
Pro forma earnings per common and common equivalent
  share.................................................  $  0.09   $  0.05     $  0.12   $  0.05
                                                          =======   =======     =======   =======

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(1) All share and per share data has been adjusted to reflect the effect of the
     2-for-1 stock split (effected in the form of a stock dividend) at the time of the March 1996 initial public offering.
(2) Assumes convertible debentures were converted, as a component of the initial public offering-related reorganization, as of the beginning of the period and the related interest expense, net of income taxes, is added back to pro forma net earnings.
(3) Assumes number of shares outstanding, after giving effect to the initial public offering-related reorganization, as of the beginning of the period.